Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

LINKHOME HOLDINGS INC.

April 8, 2024

I.	Name. The name of the corporation is Linkhome Holdings Inc. (the “Corporation”).

II.	Registered Agent. The name of the registered agent of the Corporation is InCorp Services, Inc., with address 3773 Howard Hughes Parkway, Suite 500S, Las Vegas, Nevada 89169. The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

III.	Purpose. The Corporation is formed for the purpose of engaging in any lawful activity for which corporations may be organized under the laws of the State of Nevada.

IV.	Capital Stock.

a.	Authorized Stock. The total number of shares of all stock that the Corporation is authorized to issue is 101,000,000 shares, consisting of: (i) 100,000,000 shares of common stock, par value $.001 per share (the “Common Stock”) and (ii) 1,000,000 shares of preferred stock, par value $.001 par value per share (the “Preferred Stock”).

b.	Preferred Stock

i.	Designation. The shares of Preferred Stock are hereby authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the board of directors of the Corporation (the “Board of Directors”) providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in these Articles of Incorporation, as amended from time to time (these “Articles of Incorporation”) or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

ii.	Authority Vested in the Board. Authority is hereby expressly vested in the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by law, to authorize the issue from time to time of one or more series of Preferred Stock and, with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the whole Board of Directors providing for the issue of such series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination of the following:

1.	the designation of such series;

2.	the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes or series of the Corporation’s capital stock, and whether such dividends shall be cumulative or noncumulative;

3.	whether the shares of such series shall be subject to redemption by the Corporation at the option of either the Corporation or the holder or both or upon the happening of a specified event and, if made subject to any such redemption, the times or events, prices and other terms and conditions of such redemption;

4.	the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

5.	whether the shares of such series shall be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation’s capital stock, and, if provision is made for conversion or exchange, the times or events, prices, rates, adjustments and other terms and conditions of such conversions or exchanges;

6.	the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

7.	the rights of the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

8.	the provisions as to voting, optional and/or other special rights and preferences, if any.

V.	Directors.

a.	Number of Directors. The number of directors of the Corporation shall be fixed by the bylaws of the Corporation, or if the bylaws fail to fix such a number, then by resolutions adopted from time to time by the board of directors.

b.	Changes to Board Composition. The number of directors may be increased or decreased from time to time in the manner provided in the bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.

c.	Initial Directors. The initial Board of Directors shall consist of members whose names and addresses are as follows:

i.	Zhen Qin, 116 White Jasmine, Irvine, CA 92618

ii.	Na Li, 116 White Jasmine, Irvine, CA 92618

VI.	Amendments to Articles. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

VII.	Bylaws; Books of the Corporation. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (as amended from time to time, the “Bylaws”). Elections of directors need not be by written ballot unless the Bylaws shall so provide. Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

VIII.	Indemnification; Exculpation.

a.	Indemnification. To the fullest extent permitted under the NRS (including, without limitation, NRS 78.7502, NRS 78.751 and 78.752) and other applicable law, the Corporation shall indemnify directors and officers of the Corporation in their respective capacities as such and in any and all other capacities in which any of them serves at the request of the Corporation.

b.	Limitation on Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

c.	Repeal and Conflicts. Any amendment to or repeal of any provision or section of this Article VIII shall be prospective only, and shall not apply to or have any effect on the right or protection of, or the liability or alleged liability of, any director or officer of the Corporation existing prior to or at the time of such amendment or repeal. In the event of any conflict between any provision or section of this Article VIII and any other article of the Articles of Incorporation, the terms and provisions of this Article VIII shall control.

IX.	Action by Written Consent. Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if documented by one or more written consents signed by persons who would be entitled to vote at such a meeting and who collectively own shares in the Corporation having voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all stockholders entitled to vote were present and voted.

X.	Special Provisions Regarding Distributions. Notwithstanding anything to the contrary in these Articles of Incorporation or the Bylaws, the Corporation is hereby specifically allowed to make any distribution that otherwise would be prohibited by NRS 78.288(2)(b).

XI.	Incorporator. The name and address of the incorporator are: Zhen Qin, 116 White Jasmine, Irvine, California 92618.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation of Linkhome Holdings Inc. as of the date first written above.

/s/ Zhen Qin
Name:	Zhen Qin
Title:	Chief Executive Officer

Signature Page to

Amended and Restated Articles of Incorporation of Linkhome Holdings Inc.